EXHIBIT 23.01




                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
The Travelers Inc.:


We consent to the use of our reports on the consolidated financial statements and schedules dated January 18, 1993, except as to Note 21, which is as of March 12, 1993, that are incorporated by reference or appear in the 1992 Annual Report on Form 10-K of Primerica Corporation (now known as The Travelers Inc.), incorporated herein by reference and to the reference to our firm under the heading "Experts" in Amendment No. 1 to the Registration Statement
(No. 33-52281). Our report on the December 31, 1992 consolidated financial statements refers to a change in accounting for income taxes.


                                                               KPMG PEAT MARWICK



New York, New York
March 1, 1994